Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of Credit Suisse Commodity Return Strategy Portfolio (a series of Credit Suisse Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm and Counsel” and “Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 14, 2014